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                                                                 EXHIBIT 3.01


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF ELOQUENT, INC.

        Abraham Kleinfeld hereby certifies that:

        ONE: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is March 29, 1995.

        TWO: He is the duly elected and acting Chief Executive Officer of Eloquent, Inc., a Delaware corporation.

        THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

        The name of the corporation is Eloquent, Inc. (the "Company").

                                       II.

        The address of the registered office of the Company in the State of Delaware is:

                      The Prentice-Hall Corporation System, Inc.
                      1013 Centre Road
                      Wilmington, DE  19805
                      New Castle County

        The name of the Company's registered agent at said address is The Prentice-Hall Corporation System, Inc.

                                      III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Company is authorized to issue is 39,938,844 shares, 30,000,000 of which shall be Common Stock (the "Common Stock") and 9,938,844 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

        B. 1,250,000 of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

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        C. 1,921,964 of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

        D. 1,912,233 of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

        E. 2,354,647 of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred").

        F. 2,500,000 of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). References hereinafter to the "Preferred Stock" shall mean, collectively, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred.

        G. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

             1. DIVIDEND RIGHTS.

               (a) Holders of Preferred Stock, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 10% of the "Original Issue Price" per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be $0.80. The Original Issue Price of the Series B Preferred shall be $1.73. The Original Issue Price of the Series C Preferred shall be $3.90. The Original Issue Price of the Series D Preferred shall be $5.10. The Original Issue Price of the Series E Preferred shall be $8.00. Such dividends shall be payable to the holders of the Preferred Stock only when, as and if declared by the Board of Directors and shall be non-cumulative from the "Original Issue Date" of each series of Preferred Stock. The Original Issue Date of each series of Preferred Stock shall be the date that the first share of such series of Preferred Stock is issued.

               (b) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on Preferred Stock shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock for which adjustment is made pursuant to Section 4(f), (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any

                                       2.
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repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

             2. VOTING RIGHTS.

               (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, shares of Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               (b) SEPARATE VOTE OF PREFERRED STOCK. For so long as at least 2,500,000 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66-2/3% of the outstanding Preferred Stock (on an as-if-converted basis) shall be necessary for effecting or validating the following actions:

                      (i) Any amendment, alteration or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation) that affects materially and adversely the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of Preferred Stock;

                      (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                      (iii) Any authorization or designation, whether by reclassification or otherwise, of any new class of shares or series of equity securities or any other securities convertible into equity securities of the Company ranking on a parity with or senior to one or more series of Preferred Stock in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                      (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                      (v) Any agreement by the Company regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

                      (vi) A sale, lease or other disposition by the Company outside its ordinary course of business of a substantial portion of its assets that are material to the Company's core business;

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                      (vii) Any increase in the authorized number of directors
of the Company;

                      (viii) Any voluntary dissolution or liquidation of the Company; or

                      (ix) Any action that results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock.

In addition, for so long as at least 625,000 shares of Series E Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66-2/3% of the outstanding Series E Preferred shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Restated Certificate or the Bylaws of the Company (including any filing of a Certificate of Designation) that affects materially and adversely the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred.

               (c) ELECTION OF BOARD OF DIRECTORS. For so long as at least 2,500,000 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, but subject to that certain Voting Agreement to be entered into among the Company and certain investors in the Company in connection with the sale of Subordinated Notes (the "Investor Notes") and Detachable Warrants (the "Investors Warrants") in October 1999, and that certain Voting Agreement, dated as of June 22, 1998, among the Company and certain investors in the Company, (i) the holders of Preferred Stock, voting together as a separate class on an as-if-converted to Common Stock basis, shall be entitled to elect one member of the Company's Board of Directors (the "Preferred Stock Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors (the "Common Stock Director") at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (iii) the holders of Common Stock and Preferred Stock, voting together as a class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board of Directors (the "Remaining Directors"). If at any time less than 2,500,000 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, all of the members of the Board of Directors shall be elected by all of the holders of Preferred Stock and the Common Stock, voting together as a class on an as-if-converted to Common Stock basis.

             3. LIQUIDATION RIGHTS.

               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid out of the

                                       4.
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assets of the Company an amount per share of Preferred Stock equal to the
Original Issue Price of such share plus all declared and unpaid dividends on such shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them.

               (b) After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Preferred Stock on an as-if-converted to Common Stock basis until such time as (1) the holders of Series A Preferred, Series B Preferred and Series C Preferred have received an amount per share of Preferred Stock equal to $4.75 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (2) the holders of Series E Preferred have received an amount per share of Series E Preferred, in addition to the amount received pursuant to
Section 3(a) above, equal to $8.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               (c) The following events shall be considered a liquidation under this Section:

                      (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred (an "Acquisition"); or

                      (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               (d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in Section 3(a), then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            4. CONVERSION RIGHTS.

               The holders of Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into shares of Common Stock (the "Conversion Rights"):

               (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" of each series of

                                       5.
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Preferred Stock then in effect  (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted.

               (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of each series of Preferred Stock shall be the quotient obtained by dividing the Original Issue Price of such series of Preferred Stock by the "Conversion Price" of such series of Preferred Stock, calculated as provided in
Section 4(c).

               (c) CONVERSION PRICES. The conversion price for each series of Preferred Stock initially shall be the Original Issue Price of such series of Preferred Stock (the "Conversion Price"). Such initial Conversion Price of each series of Preferred Stock shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price of each series of Preferred Stock as so adjusted.

               (d) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price of each series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price of each series of Preferred Stock then in effect by a fraction

                                       6.

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(i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock or with respect to such other securities by their terms.

               (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time, the Common Stock issuable upon the conversion of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would

                                       7.

have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price of each series of Preferred Stock then in effect and the number of shares issuable upon conversion of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                 (j) SALE OF ADDITIONAL SHARES OF COMMON STOCK.

                      (i) If at any time or from time to time, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on the Company's outstanding capital stock as provided in Section 4(f) above, and other than a subdivision or combination of the Company's outstanding capital stock as provided in Section 4(e) above, then and in each such case the then existing Conversion Price of each series of Preferred Stock shall be adjusted to a new Conversion Price of each series of Preferred Stock (calculated to the nearest cent) equal to the quotient of

                             A. an amount equal to (i) the total number of
shares of Common Stock Outstanding (as hereinafter defined) at the close of business on the Original Issue Date of such series of Preferred Stock, multiplied by the respective Original Issue Price of such series of Preferred Stock, plus (ii) the aggregate of the amount of all consideration, if any, received by the Company for the issuance or sale of Additional Shares of Common Stock, divided by

                             B. the total number of shares of Common Stock
Outstanding immediately prior to such issuance or sale plus the Additional Shares of Common Stock issued or deemed to be issued;

provided, however, that the Conversion Price of each series of Preferred Stock shall at no time exceed the respective Original Issue Price of such series of Preferred Stock, as adjusted for stock splits, combinations and similar events (the "Maximum Conversion Price"). For the purposes of this subsection (j)(i), "Common Stock Outstanding" shall mean all outstanding shares of Common Stock and all shares of Common Stock issuable upon conversion of Preferred Stock (assuming a Conversion Price of each series of Preferred Stock equal to the respective Maximum Conversion Price of such series of Preferred Stock) or other convertible instruments or upon exercise of options or warrants or other rights to acquire Common Stock that are outstanding as of the close of business on any applicable date; provided, however, that the Option Pool Shares (as hereinafter defined) and the Financing Shares (as hereinafter defined) excluded from the definition of Additional Shares of Common Stock in subsection (j)(iv) below shall be excluded from the definition of Common Stock Outstanding.

                      (ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or

                                       8.

concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                      (iii) For the purpose of the adjustment required under this Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities"), in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the amount of consideration deemed to be received by the Company shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the amount of consideration deemed to be received by the Company shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price of each series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price of each series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to such conversion price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of

                                       9.

such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of shares of a particular series of Preferred Stock.

                      (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued, or deemed issued pursuant to this Section 4(j), by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Preferred Stock, (B) up to 6,004,500 shares (net of repurchases and option cancellations, and subject to adjustments for stock splits, reverse stock splits, combinations and similar events) of Common Stock (and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors (the "Option Pool Shares"), (C) shares of Common Stock or Preferred Stock (and/or options, warrants or other rights) issued pursuant to any equipment leasing arrangement or bank financing approved by the Board of Directors (the "Financing Shares") and (D) shares of Common Stock or Preferred Stock issuable upon conversion or exercise of the Investor Notes and the Investor Warrants.

               (k) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price of any series of Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion of any series of Preferred Stock, if the series of Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of the Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price of such series of Preferred Stock at the time in effect, (i) the number of Additional Shares of Common Stock and (ii) the type and amount, if any, of other property that at the time would be received upon conversion of the shares of such series of Preferred Stock.

               (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)),

                                      10.

or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                      (m) AUTOMATIC CONVERSION.

                             (i) Each share of Preferred Stock shall
automatically be converted into shares of Common Stock, based on the then-effective Conversion Price of each series of Preferred Stock, (A) at any time upon the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the per share price is at least 150% of the Original Issue Price of the Series E Preferred and the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                             (ii) Upon the occurrence of the event specified in
subparagraph (i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                      (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would

                                      11.

result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                      (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (p) NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                      (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                      (r) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of at least 66-2/3% of the then outstanding Preferred Stock, the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

               5. REDEMPTION. The Preferred Stock shall not be redeemable by the Company.

               6. NO REISSUANCE OF PREFERRED. No share or shares of the Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                      12.

               7. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       V.

        A. ELECTION OF DIRECTORS.

               1. Directors shall be elected at each annual meeting of stockholders to hold office until the next meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director's death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               2. No stockholder entitled to vote at an election for directors may cumulate votes (i.e., cast for any candidate or candidates a number of votes greater than the number of votes that such stockholder normally is entitled to cast) unless (a) at the time of such election, the Company is subject to Section 2115(b) of the California General Corporations Law ("CGCL"), (b) such candidate or candidates' names have been placed in nomination prior to the voting and (c) such stockholder has given notice at the meeting prior to the voting of the stockholder's intention to cumulate the stockholder's votes.

               3. If stockholders are entitled to cumulate votes pursuant to Section A.2. above, then:

                      (a) Each holder of Preferred Stock may give one candidate for Preferred Stock Director a number of votes equal to the number of Preferred Stock Directors to be elected multiplied by the number of shares of Common Stock issuable upon conversion of the Preferred Stock held by such holder, or distribute such stockholder's votes on the same principle among as many candidates for Preferred Stock Director as the stockholder thinks fit. The candidates for Preferred Stock Director receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Preferred Stock Directors to be elected by such shares, are elected.

                      (b) Each holder of Common Stock may give one candidate for Common Stock Director a number of votes equal to the number of Common Stock Directors to be elected multiplied by the number of shares of Common Stock held by such holder, or distribute such stockholder's votes on the same principle among as many candidates for Common Stock Director as the stockholder thinks fit. The candidates for Common Stock Director receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Common Stock Directors to be elected by such shares, are elected.

                      (c) Each holder of Common Stock and Preferred Stock may give one candidate for Remaining Director a number of votes equal to the number of Remaining Directors to be elected multiplied by the number of shares of Common Stock held by such holder or issuable upon conversion of the Preferred Stock held by such holder, or distribute such stockholder's votes on the same principle among as many candidates for Remaining Director as the stockholder thinks fit. The candidates for Remaining Director receiving the highest number

                                      13.

of affirmative votes of the shares entitled to be voted for them, up to the number of Remaining Directors to be elected by such shares, are elected.

            B. REMOVAL.

               1. During such time or times that the Company is subject to
Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal pursuant to Article IV., Section G.2.(c) of this Amended and Restated Certificate of Incorporation; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively pursuant to
Article V, Section A.3. of this Amended and Restated Certificate of Incorporation at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

               2. Following any date on which the Company is no longer subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section B.1. above shall no longer apply and the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of all then outstanding shares of voting stock of the Company entitled to vote at an election of directors for such director or (ii) without cause by the affirmative vote of the holders of a majority of all then outstanding shares of voting stock of the Company entitled to vote at an election of directors for such director.

                                       VI.

        A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        B. During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL.

                                      14.

        C. Any repeal or modification of this Article VI shall only be prospective and shall not effect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VII.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws and this Amended and Restated Certificate of Incorporation.

        B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

        C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

                                      VIII.

        Except as set forth in Article IV., Section G.2., the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right."

                                     * * * *

        FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

        FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of this corporation. The total number of outstanding shares entitled to vote or act by written consent was 3,511,888 shares of Common Stock, 1,250,000 shares of Series A Preferred, 1,907,513 shares of Series B Preferred, 1,912,233 shares of Series C Preferred and 2,089,263 shares of Series D Preferred. A majority of the outstanding shares of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law


                                      15.

of the State of Delaware and written notice of such was given by this corporation in accordance with said Section 228 and Section 242.

        IN WITNESS WHEREOF, Eloquent, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer in San Mateo, California this 19th day of October, 1999.

                                       ELOQUENT, INC.


                                       By: /s/ Abraham Kleinfeld
                                           ------------------------------------
                                           ABRAHAM KLEINFELD
                                           Chief Executive Officer and President



                                      16.